First Internet Bancorp Reports First Quarter 2020 Results

Highlights for the first quarter include:

▪	Diluted earnings per share of $0.62, an increase of 10.7% over first quarter of 2019

▪	Net income of $6.0 million, an increase of 5.7% over first quarter of 2019

▪	Total revenue of $21.2 million, an increase of 14.0% over first quarter of 2019, driven by strong mortgage banking activity

▪	Total loans of $2.9 billion, up 1.8% from the first quarter of 2019

COVID-19 Response:

▪	Ensuring the health and safety of our employees through alternative work practices, expanded benefits and enhanced engagement programs

▪	Supporting our customers through payment deferral programs

▪	Enrolling customers in the SBA Paycheck Protection Program

•	As of April 16, 2020, have received approvals from the SBA for 268 loans totaling $45.0 million

Fishers, Indiana, April 22, 2020 - First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the first quarter of 2020. Net income for the first quarter of 2020 was $6.0 million, or $0.62 diluted earnings per share. This compares to net income of $7.1 million, or $0.72 diluted earnings per share, for the fourth quarter of 2019, and net income of $5.7 million, or $0.56 diluted earnings per share, for the first quarter of 2019.

“The current public health crisis confronting our country has required a dramatic shift in our operations as well as in those of our customers,” said David Becker, Chairman, President and Chief Executive Officer. “Our most important priority in this unprecedented environment is the health of our team, customers and shareholders.

“While the duration of the coronavirus pandemic still remains unknown, we have the financial strength to serve our valued customers throughout this difficult period. We have proactively implemented a payment deferral program that allows impacted clients to preserve cash and liquidity. Additionally, our lending teams have been enrolling small business clients in the SBA Paycheck Protection Program, which will provide much needed capital and liquidity to many of our small business entrepreneurs. As of April 16, we had received approvals from the SBA for 268 loans totaling $45.0 million. This was accomplished in 10 days through an all-hands-on-deck effort by the First Internet team, who have been working tirelessly for our customers.

Chairman Becker added, “I am pleased with our first quarter financial performance as well as our efforts to date in April. I thank the entire First Internet team for their resilience and dedication during these challenging times. The high level of engagement throughout the organization remains the key to our ongoing success.”

Net Interest Income and Net Interest Margin
Net interest income for the first quarter of 2020 was $15.0 million, compared to $15.4 million for the fourth quarter of 2019 and $16.2 million for the first quarter of 2019. On a fully-taxable equivalent basis, net interest income for the first quarter was $16.6 million, compared to $17.0 million for the fourth quarter of 2019 and $17.8 million for the first quarter of 2019.

Total interest income for the first quarter of 2020 was $36.2 million, a decrease of 4.3%, compared to the fourth quarter of 2019, and an increase of 3.6% compared to the first quarter of 2019. On a fully-taxable equivalent basis, total interest income for the first quarter was $37.8 million, a decrease of 4.3% compared to the fourth quarter of 2019, and an increase of 3.4% compared to the first quarter of 2019. The decline in total interest income compared to the fourth quarter of 2019 was driven primarily by an 11 basis point (“bp”) decrease in the yield on average interest-earning assets, as the average balance of those assets was down slightly quarter-over-quarter. The yield on interest-earning assets for the first quarter of 2020 declined to 3.62% from 3.73% in the prior quarter due primarily to the decline in short term rates during the quarter following the Federal Reserve rate cut in the fourth quarter of 2019 and additional rate cuts during the first quarter of 2020, which negatively impacted the yields earned on variable rate loans and securities as well as cash balances, which remained elevated throughout the quarter.

Total interest expense for the first quarter of 2020 was $21.2 million, a decrease of 5.7% compared to the fourth quarter of 2019, and an increase of 13.2% compared to the first quarter of 2019. The decrease in interest expense compared to the linked quarter was due mainly to a decline of 11 bps in the cost of interest-bearing deposits and a decrease of $21.5 million, or 0.6%, in the average balance of these deposits. The decrease in average interest-bearing deposit balances was due primarily to a $132.1 million, or 6.0%, decrease in the average balance of certificates and brokered deposits but was partially offset by a $113.7 million, or 15.1%, increase in the average balance of money market accounts. The decrease in deposit costs reflects a decline in the rates paid on money market accounts and certificates and brokered deposits as well as a shift in the deposit mix due to the growth in money market accounts. During the first quarter of 2020, the cost of money market deposits decreased by 18 bps and the cost of certificates and brokered deposits decreased 4 bps as rates paid on new production and renewals were below the rates paid on maturing time deposits.

Net interest margin (“NIM”) was 1.50% for the first quarter of 2020, compared to 1.51% for the fourth quarter of 2019 and 1.86% for the first quarter of 2019. On a fully-taxable equivalent basis, NIM decreased 2 bps to 1.65% for the first quarter of 2020, from 1.67% for the fourth quarter of 2019, and was down from 2.04% for the first quarter of 2019. The decrease in fully-taxable equivalent NIM compared to the linked quarter was due mainly to the decline in loan yields, which had a negative impact of 7 bps, and the lower yields earned on elevated cash balances, which had a negative impact of 5 bps. Additionally, other interest-earning assets and other interest-bearing liabilities had a combined negative impact of 2 bps. These were partially offset by deposit costs and the securities portfolio, which had a positive impact of 9 bps and 3 bps, respectively.

Noninterest Income
Noninterest income for the first quarter of 2020 was $6.2 million, up from $5.4 million for the fourth quarter of 2019, and up from $2.4 million for the first quarter of 2019. The increase compared to the fourth quarter of 2019 was driven primarily by an increase in revenue from mortgage banking activities, the gain on sale of loans sold during the quarter and loan servicing revenue, but partially offset by a decrease in the valuation of the servicing asset. The increase in mortgage banking revenue of $0.7 million, or 24.2%, was due mainly to an increase in origination volumes as mortgage interest rates continued to decline during the quarter. During the first quarter of 2020, the Company sold $99.9 million of public finance, single tenant lease financing and U.S. Small Business Administration (“SBA”) 7(a)

guaranteed loans at premiums to book value. The Company also sold $90.8 million of portfolio residential mortgage loans, which included seasoned lower-yielding loans, at a modest discount to book value. Related to the increase in loan servicing revenue, the Company earned a full quarter’s worth of revenue from the SBA servicing portfolio acquired during the fourth quarter of 2019, which was partially offset by the loan servicing asset revaluation recognized during the quarter.

Noninterest Expense
Noninterest expense for the first quarter of 2020 was $13.5 million, compared to $12.6 million for the fourth quarter of 2019 and $11.1 million for the first quarter of 2019. The increase from the fourth quarter of 2019 was due primarily to a $0.6 million increase in salaries and employee benefits and a $0.3 million increase in loan expenses, but partially offset by a $0.1 million decrease in deposit insurance premium. The increase of $0.6 million in salaries and employee benefits was due mainly to seasonal resets of employee benefits and incentive compensation accruals, an increase in headcount which includes a full quarter’s impact of personnel growth in the Company’s small business lending platform and higher mortgage incentive compensation. The increase of $0.3 million in loan expenses was driven primarily by costs associated with nonperforming loans. The decline in deposit insurance premium was due primarily to a decline in the Bank’s one-year asset growth rate which is a component of the formula used to determine the premium amount.

Income Taxes
The Company reported income tax expense of $0.3 million for the first quarter of 2020 and an effective tax rate of 4.2%, compared to income tax expense of $0.6 million and an effective tax rate of 7.8% for the fourth quarter of 2019 and income tax expense of $0.5 million and an effective tax rate of 8.5% for the first quarter of 2019. Compared to the linked quarter, the decline in income tax expense and the effective tax rate was primarily due to a tax law change associated with the Coronavirus Aid, Relief and Economic Security (“CARES”) Act that now allows recognition of certain prior period net operating losses, partially offset by tax expense associated with the annual vesting of equity compensation.

Loans and Credit Quality
Total loans as of March 31, 2020 were $2.9 billion, a decrease of $71.5 million, or 2.4%, compared to December 31, 2019 and an increase of $52.2 million, or 1.8%, compared to March 31, 2019. Total commercial loan balances were $2.3 billion as of March 31, 2020, consistent with December 31, 2019 and an increase of $190.9 million, or 9.1%, compared to March 31, 2019. Compared to the linked quarter, production in healthcare finance, small business lending and construction was offset by lower balances in the single tenant lease financing and public finance loan portfolios due primarily to sales of $94.4 million of loans in these categories during the quarter.

Total consumer loan balances were $539.2 million as of March 31, 2020, a decrease of $94.3 million, or 14.9%, compared to December 31, 2019 and a decrease of $178.7 million, or 24.9%, compared to March 31, 2019. The decline in consumer loan balances from December 31, 2019 was due primarily to the sale of $90.8 million of portfolio residential mortgage loans, which included seasoned lower-yielding loans.

Total delinquencies 30 days or more past due increased to 0.32% of total loans as of March 31, 2020, up from 0.24% as of December 31, 2019 and 0.18% as of March 31, 2019. The increase in delinquencies compared to the linked quarter was due primarily to a residential mortgage loan with a balance of $0.9 million and a commercial real estate loan with a balance of $0.7 million becoming past due. Overall credit quality remained relatively stable as nonperforming loans to total loans was 0.26% as of March 31, 2020, compared to 0.23% at December 31, 2019 and 0.12% as of March 31, 2019.

The allowance for loan losses as a percentage of total loans was 0.79% as of March 31, 2020, compared to 0.74% as of December 31, 2019 and 0.66% as of March 31, 2019. While total loan balances declined $71.5 million, or 2.4%, compared to the linked quarter, the Company made adjustments to qualitative factors related to economic conditions in its allowance model to reflect the economic uncertainty resulting from the COVID-19 pandemic crisis. As a result, both the amount of the allowance for loan losses and the allowance as a percentage of total loans increased compared to December 31, 2019.

Net charge-offs of $0.4 million were recognized during the first quarter of 2020, resulting in net charge-offs to average loans of 0.06%, compared to 0.04% for the fourth quarter of 2019 and 0.05% for the first quarter of 2019. The provision for loan losses in the first quarter of 2020 was $1.5 million, compared to $0.5 million for the fourth quarter of 2019 and $1.3 million for the first quarter of 2019. The increase of $1.0 million, or 212.2%, compared to the linked quarter was due primarily to the adjustments to the economic qualitative factors in the allowance model discussed above.

Capital
As of March 31, 2020, total shareholders’ equity was $305.1 million, an increase of $0.2 million, or 0.1%, compared to December 31, 2019, primarily due to the net income earned during the quarter, partially offset by an increase in accumulated other comprehensive loss due to the net impact of fair value adjustments to the securities portfolio and interest rate swaps designated as cash flow hedges used for long term funding purposes. As a result of the COVID-19 pandemic crisis, the fixed income and interest rate markets experienced a significant level of volatility during March 2020 which negatively impacted the fair values of these financial instruments. Book value per common share decreased slightly to $31.13 as of March 31, 2020, down from $31.30 as of December 31, 2019 and up from $29.03 as of March 31, 2019. Tangible book value per share at March 31, 2020 was $30.65, down from $30.82 and up from $28.57, each as of the same reference dates.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of March 31, 2020.

	As of March 31, 2020
	Company	Bank

Total shareholders’ equity to assets	7.32%	8.03%
Tangible common equity to tangible assets [1]	7.22%	7.93%
Tier 1 leverage ratio [2]	7.82%	8.54%
Common equity tier 1 capital ratio [2]	10.78%	11.79%
Tier 1 capital ratio [2]	10.78%	11.79%
Total risk-based capital ratio [2]	13.90%	12.56%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 12:00 p.m. Eastern Time on Thursday, April 23, 2020 to discuss its quarterly financial results. The call can be accessed via telephone at (888) 348-3664. A recorded replay can be accessed through May 23, 2020 by dialing (877) 344-7529; passcode: 10142059.
Additionally, interested parties can listen to a live webcast of the call on Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.2 billion as of March 31, 2020. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release may contain forward-looking statements with respect to the financial condition, results of operations, trends in lending policies, timing of pending acquisitions, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “will,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. The COVID-19 pandemic crisis is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects remains uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance, SBA and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; failure to close any pending acquisitions; failure to satisfy or waive closing condition; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically, tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, total interest income - FTE, net interest income - FTE, and net interest margin - FTE, are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net income	$6,019	$7,096	$5,696

Per share and share information
Earnings per share - basic	$0.62	$0.72	$0.56
Earnings per share - diluted	0.62	0.72	0.56
Dividends declared per share	0.06	0.06	0.06
Book value per common share	31.13	31.30	29.03
Tangible book value per common share [1]	30.65	30.82	28.57
Common shares outstanding	9,801,825	9,741,800	10,128,587
Average common shares outstanding:
Basic	9,721,485	9,825,784	10,217,637
Diluted	9,750,528	9,843,829	10,230,531
Performance ratios
Return on average assets	0.59%	0.69%	0.64%
Return on average shareholders' equity	7.78%	9.46%	7.91%
Return on average tangible common equity [1]	7.90%	9.61%	8.04%
Net interest margin	1.50%	1.51%	1.86%
Net interest margin - FTE [1,2]	1.65%	1.67%	2.04%
Capital ratios [3]
Total shareholders' equity to assets	7.32%	7.44%	8.01%
Tangible common equity to tangible assets [1]	7.22%	7.33%	7.89%
Tier 1 leverage ratio	7.82%	7.64%	8.34%
Common equity tier 1 capital ratio	10.78%	10.84%	11.66%
Tier 1 capital ratio	10.78%	10.84%	11.66%
Total risk-based capital ratio	13.90%	13.99%	13.68%
Asset quality
Nonperforming loans	$7,443	$6,732	$3,432
Nonperforming assets	9,622	8,872	6,071
Nonperforming loans to loans	0.26%	0.23%	0.12%
Nonperforming assets to total assets	0.23%	0.22%	0.17%
Allowance for loan losses to:
Loans	0.79%	0.74%	0.66%
Nonperforming loans	307.1%	324.4%	549.0%
Net charge-offs to average loans	0.06%	0.04%	0.05%
Average balance sheet information
Loans	$2,931,108	$2,936,144	$2,760,164
Total securities	630,879	597,049	523,265
Other earning assets	415,927	452,945	246,732
Total interest-earning assets	4,024,800	4,031,327	3,544,849
Total assets	4,099,932	4,108,216	3,627,508
Noninterest-bearing deposits	60,456	49,570	42,551
Interest-bearing deposits	3,089,045	3,110,501	2,728,674
Total deposits	3,149,501	3,160,071	2,771,225
Shareholders' equity	311,005	297,623	291,883

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2019)
Amounts in thousands
	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Cash and due from banks	$5,726	$5,061	$5,708
Interest-bearing deposits	345,542	322,300	124,786
Securities available-for-sale, at fair value	608,682	540,852	520,382
Securities held-to-maturity, at amortized cost	66,331	61,878	31,222
Loans held-for-sale	52,394	56,097	13,706
Loans	2,892,093	2,963,547	2,839,928
Allowance for loan losses	(22,857)	(21,840)	(18,841)
Net loans	2,869,236	2,941,707	2,821,087
Accrued interest receivable	16,960	18,607	17,217
Federal Home Loan Bank of Indianapolis stock	25,650	25,650	23,625
Cash surrender value of bank-owned life insurance	37,238	37,002	36,293
Premises and equipment, net	18,883	14,630	13,737
Goodwill	4,687	4,687	4,687
Servicing asset	2,415	2,481	—
Other real estate owned	2,065	2,065	2,619
Accrued income and other assets	112,337	67,066	55,107
Total assets	$4,168,146	$4,100,083	$3,670,176

Liabilities
Noninterest-bearing deposits	$70,562	$57,115	$45,878
Interest-bearing deposits	3,107,944	3,096,848	2,765,230
Total deposits	3,178,506	3,153,963	2,811,108
Advances from Federal Home Loan Bank	514,911	514,910	495,146
Subordinated debt	69,605	69,528	33,911
Accrued interest payable	3,293	3,767	1,549
Accrued expenses and other liabilities	96,704	53,002	34,449
Total liabilities	3,863,019	3,795,170	3,376,163
Shareholders' equity
Voting common stock	219,893	219,423	226,235
Retained earnings	105,100	99,681	81,946
Accumulated other comprehensive loss	(19,866)	(14,191)	(14,168)
Total shareholders' equity	305,127	304,913	294,013
Total liabilities and shareholders' equity	$4,168,146	$4,100,083	$3,670,176

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest income
Loans	$30,408	$31,574	$29,218
Securities - taxable	3,619	3,475	3,324
Securities - non-taxable	572	604	684
Other earning assets	1,645	2,224	1,773
Total interest income	36,244	37,877	34,999
Interest expense
Deposits	17,208	18,417	15,386
Other borrowed funds	4,018	4,086	3,369
Total interest expense	21,226	22,503	18,755
Net interest income	15,018	15,374	16,244
Provision for loan losses	1,461	468	1,285
Net interest income after provision for loan losses	13,557	14,906	14,959
Noninterest income
Service charges and fees	212	213	236
Loan servicing revenue	251	166	—
Loan servicing asset revaluation	(179)	—	—
Mortgage banking activities	3,668	2,953	1,617
Gain (loss) on sale of loans	1,801	1,721	(104)
Gain on sale of securities	41	—	—
Other	417	352	623
Total noninterest income	6,211	5,405	2,372
Noninterest expense
Salaries and employee benefits	7,774	7,168	6,321
Marketing, advertising and promotion	375	409	469
Consulting and professional fees	1,177	1,242	814
Data processing	375	312	317
Loan expenses	599	289	314
Premises and equipment	1,625	1,556	1,500
Deposit insurance premium	485	601	555
Other	1,076	1,036	819
Total noninterest expense	13,486	12,613	11,109
Income before income taxes	6,282	7,698	6,222
Income tax provision	263	602	526
Net income	$6,019	$7,096	$5,696

Per common share data
Earnings per share - basic	$0.62	$0.72	$0.56
Earnings per share - diluted	$0.62	$0.72	$0.56
Dividends declared per share	$0.06	$0.06	$0.06

All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,977,994	$30,408	4.11%	$2,981,333	$31,574	4.20%	$2,774,852	$29,218	4.27%
Securities - taxable	531,046	3,619	2.74%	497,739	3,475	2.77%	429,020	3,324	3.14%
Securities - non-taxable	99,833	572	2.30%	99,310	604	2.41%	94,245	684	2.94%
Other earning assets	415,927	1,645	1.59%	452,945	2,224	1.95%	246,732	1,773	2.91%
Total interest-earning assets	4,024,800	36,244	3.62%	4,031,327	37,877	3.73%	3,544,849	34,999	4.00%
Allowance for loan losses	(22,059)			(21,967)			(18,229)
Noninterest-earning assets	97,191			98,856			100,888
Total assets	$4,099,932			$4,108,216			$3,627,508

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$122,925	$219	0.72%	$122,031	$223	0.73%	$109,453	$212	0.79%
Savings accounts	30,345	78	1.03%	34,298	94	1.09%	38,853	108	1.13%
Money market accounts	866,605	3,743	1.74%	752,941	3,653	1.92%	563,106	2,752	1.98%
Certificates and brokered deposits	2,069,170	13,168	2.56%	2,201,231	14,447	2.60%	2,017,262	12,314	2.48%
Total interest-bearing deposits	3,089,045	17,208	2.24%	3,110,501	18,417	2.35%	2,728,674	15,386	2.29%
Other borrowed funds	584,465	4,018	2.76%	584,386	4,086	2.77%	540,705	3,369	2.53%
Total interest-bearing liabilities	3,673,510	21,226	2.32%	3,694,887	22,503	2.42%	3,269,379	18,755	2.33%
Noninterest-bearing deposits	60,456			49,570			42,551
Other noninterest-bearing liabilities	54,961			66,136			23,695
Total liabilities	3,788,927			3,810,593			3,335,625
Shareholders' equity	311,005			297,623			291,883
Total liabilities and shareholders' equity	$4,099,932			$4,108,216			$3,627,508

Net interest income		$15,018			$15,374			$16,244

Interest rate spread			1.30%			1.31%			1.67%
Net interest margin			1.50%			1.51%			1.86%
Net interest margin - FTE [2,3]			1.65%			1.67%			2.04%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$95,227	3.3%	$96,420	3.3%	$110,560	3.8%
Owner-occupied commercial real estate	74,737	2.6%	73,392	2.5%	75,317	2.7%
Investor commercial real estate	13,421	0.5%	12,567	0.4%	11,188	0.4%
Construction	64,581	2.2%	60,274	2.0%	42,319	1.5%
Single tenant lease financing	972,275	33.6%	995,879	33.6%	975,841	34.3%
Public finance	627,678	21.7%	687,094	23.2%	708,816	25.0%
Healthcare finance	372,266	12.9%	300,612	10.1%	158,796	5.6%
Small business lending	67,275	2.3%	61,121	2.1%	13,751	0.5%
Total commercial loans	2,287,460	79.1%	2,287,359	77.2%	2,096,588	73.8%

Consumer loans
Residential mortgage	218,730	7.6%	313,849	10.6%	404,869	14.3%
Home equity	23,855	0.8%	24,306	0.8%	27,794	1.0%
Trailers	148,700	5.1%	146,734	5.0%	140,548	4.9%
Recreational vehicles	103,868	3.6%	102,702	3.5%	95,871	3.4%
Other consumer loans	44,037	1.5%	45,873	1.5%	48,840	1.7%
Total consumer loans	539,190	18.6%	633,464	21.4%	717,922	25.3%

Net deferred loan fees, premiums, discounts and other [1]	65,443	2.3%	42,724	1.4%	25,418	0.9%

Total loans	$2,892,093	100.0%	$2,963,547	100.0%	$2,839,928	100.0%

	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$70,562	2.2%	$57,115	1.8%	$45,878	1.6%
Interest-bearing demand deposits	123,233	3.9%	129,020	4.1%	111,626	4.0%
Savings accounts	32,485	1.0%	29,616	0.9%	41,958	1.5%
Money market accounts	930,698	29.3%	786,390	24.9%	573,895	20.4%
Certificates of deposits	1,493,644	47.0%	1,613,453	51.2%	1,464,543	52.1%
Brokered deposits	527,884	16.6%	538,369	17.1%	573,208	20.4%
Total deposits	$3,178,506	100.0%	$3,153,963	100.0%	$2,811,108	100.0%

1 Includes carrying value adjustments of $44.6 million, $21.4 million and $11.5 million as of March 31, 2020, December 31, 2019 and March 31, 2019, respectively, related to interest rate swaps associated with public finance loans.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Total equity - GAAP	$305,127	$304,913	$294,013
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible common equity	$300,440	$300,226	$289,326

Total assets - GAAP	$4,168,146	$4,100,083	$3,670,176
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible assets	$4,163,459	$4,095,396	$3,665,489

Common shares outstanding	9,801,825	9,741,800	10,128,587

Book value per common share	$31.13	$31.30	$29.03
Effect of goodwill	(0.48)	(0.48)	(0.46)
Tangible book value per common share	$30.65	$30.82	$28.57

Total shareholders' equity to assets	7.32%	7.44%	8.01%
Effect of goodwill	(0.10%)	(0.11%)	(0.12%)
Tangible common equity to tangible assets	7.22%	7.33%	7.89%

Total average equity - GAAP	$311,005	$297,623	$291,883
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)
Average tangible common equity	$306,318	$2,292,936	$287,196

Return on average shareholders' equity	7.78%	9.46%	7.91%
Effect of goodwill	0.12%	0.15%	0.13%
Return on average tangible common equity	7.90%	9.61%	8.04%

Total interest income	$36,244	$37,877	$34,999
Adjustments:
Fully-taxable equivalent adjustments [1]	1,535	1,570	1,557
Total interest income - FTE	$37,779	$39,447	$36,556

Net interest income	$15,018	$15,374	$16,244
Adjustments:
Fully-taxable equivalent adjustments [1]	1,535	1,570	1,557
Net interest income - FTE	$16,553	$16,944	$17,801

Net interest margin	1.50%	1.51%	1.86%
Effect of fully-taxable equivalent adjustments [1]	0.15%	0.16%	0.18%
Net interest margin - FTE	1.65%	1.67%	2.04%

1 Assuming a 21% tax rate